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As filed with the Securities and Exchange Commission on November 6, 2014

Registration No. 333-199150

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 2
TO
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eHi Car Services Limited
(Exact name of Registrant as Specified in Its Charter)

Not Applicable (Translation of Registrant's Name into English)
Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	7510 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Unit 12/F, Building No. 5, Guosheng Center
388 Daduhe Road, Shanghai, 200062
People's Republic of China
(8621) 6468-7000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Portia Ku Ke Geng O'Melveny & Myers LLP 37/F Plaza 66, 1266 Nanjing Road W Shanghai, 200040 People's Republic of China (8621) 2307-7000	Alan Seem Shuang Zhao Shearman & Sterling LLP c/o 12/F, Gloucester Tower, The Landmark 15 Queen's Road Central Hong Kong (852) 2978-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee

Class A common shares, par value US$0.001 per share(1)	23,000,000	US$7.00	US$161,000,000	US$18,708(4)

(1)
American depositary shares issuable upon deposit of the Class A common shares registered will be registered under a separate registration statement on Form F-6 (Registration No.333-            ). Each American depositary share represents two Class A common shares.

(2)
Includes (i) Class A common shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) Class A common shares represented by American depositary shares that may be purchased by the underwriters pursuant to an option to purchase additional Class A common shares represented by American depositary shares. These Class A common shares are not being registered for the purposes of sales outside of the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)
US$11,620 of which was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1, Exhibit 4.1 and Exhibit 4.3 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of directors and officers.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. We intend to adopt an amended and restated articles of association that will provide that all our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in connection with the execution or discharge of their duties, powers, authorities or discretions as a director or officer, unless such losses or liabilities were due to the willful misconduct of such director or officer.

        Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent sales of unregistered securities.

        During the past three years, we have issued the following securities (including options to acquire our common shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) or Rule 701 of the Securities Act regarding transactions not involving a public offering.

        During the past three years, we have issued the following securities (including options to acquire our common shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) or Rule 701 of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration in U.S. dollars	Underwriting Discounts and Commissions
Qiming Venture Partners II, L.P.	08/31/11	382,528 Series C preferred shares upon exercise of warrants	1,409,614.50	N/A
	12/01/11	387,763 Series B preferred shares upon exercise of warrants	853,078.6	N/A
	10/09/13	251,910 Series A preferred shares upon conversion of convertible bond	979,931.52	N/A
Qiming Venture Partners II-C, L.P.	08/31/11	33,496 Series C preferred shares upon exercise of warrants	123,432.48	N/A
	12/01/11	33,955 Series B preferred shares upon exercise of warrants	74,701	N/A
	10/09/13	22,058 Series A preferred shares upon conversion of convertible bond	85,808.16	N/A

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration in U.S. dollars	Underwriting Discounts and Commissions
Qiming Managing Directors Fund II, L.P.	08/31/11	5,567 Series C preferred shares upon exercise of warrants	20,514.03	N/A
	12/01/11	5,643 Series B preferred shares upon exercise of warrants	12,414.6	N/A
	10/09/13	3,665 Series A preferred shares upon conversion of convertible bond	14,260.32	N/A
Ignition Growth Capital I, L.P. (previously known as Ignition Capital Partners I, L.P.)	08/30/11	97,782 Series C preferred shares upon exercise of warrants	440,947.93	N/A
	12/02/11	147,370 Series B preferred shares upon exercise of warrants	324,214	N/A
	10/09/13	2,747,539 Series A preferred shares upon conversion of convertible bond	10,687,928.40	N/A
	12/11/13	1,439,452 Series E preferred shares	7,916,984.00	N/A
	04/16/14	408,919 Series E preferred shares	2,249,055.2	N/A
Ignition Growth Capital Managing Directors Fund I, LLC	08/30/11	1,025 Series C preferred shares upon exercise of warrants	4,622.24	N/A
	12/02/11	1,545 Series B preferred shares upon exercise of warrants	33,399	N/A
	10/09/13	28,810 Series A preferred shares upon conversion of convertible bond	112,071.60	N/A
	12/11/13	15,093 Series E preferred shares	83,016.00	N/A
	04/16/14	4,288 Series E preferred shares	23,584	N/A
CDH Car Rental Service Limited	09/02/11	310,201 Series C preferred shares upon exercise of warrants	1,398,851.41	N/A
	12/02/11	798,929 Series B preferred shares upon exercise of warrants	1,757,643.8	N/A
	10/09/13	1,388,174 Series A preferred shares upon conversion of convertible bond	5,400,000	N/A
JAFCO Asia Technology Fund IV	09/01/11	77,547 Series C preferred shares upon exercise of warrants	349,698.20	N/A
	12/02/11	199,725 Series B preferred shares upon exercise of warrants	439,395	N/A
New Access Capital International Limited	09/01/11	6,204 Series C preferred shares upon exercise of warrants	27,976.94	N/A
	12/02/11	15,979 Series B preferred shares upon exercise of warrants	35,153.8	N/A
	10/09/13	555,269 Series A preferred shares upon conversion of convertible bond	2,160,000	N/A
GS Car Rental HK Limited	09/02/11	657,469 Series C preferred shares upon exercise of warrants	2,964,856.46	N/A
GS Car Rental HK Parallel Limited	09/02/11	96,820 Series C preferred shares upon exercise of warrants	436,609.79	N/A
Rock Steady Investments Limited	12/01/11	820,284 Series B preferred shares	1,804,624.8	N/A
The Crawford Group, Inc.	03/28/12	10,000,000 Series D preferred shares	47,500.00	N/A
	03/28/12	Series D-1 warrant to purchase 1,500,000 common shares	Exercise price US$5.70 per share	N/A
	03/28/12	Series D-2 warrant to purchase 1,500,000 common shares	Exercise price US$6.00 per share	N/A
	06/10/13	US$21,122,500 convertible promissory note	21,122,500	N/A
	10/09/13	5,429,948 Series A preferred shares upon conversion of convertible promissory notes	21,122,500	N/A
	04/16/14	1,764,055 Series E preferred shares	9,702,299.26	N/A
	10/31/14	1,500,000 common shares upon exercise of warrants	8,250,000	N/A

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration in U.S. dollars	Underwriting Discounts and Commissions
Ctrip Investment Holding Ltd.	12/11/13	17,100,000 Series E preferred shares	94,050,000	N/A
	04/16/14	2,368,193 Series E preferred shares	13,025,061.54	N/A
Directors, officers and employees	Various Dates	5,941,330 options and 450,000 restricted shares		N/A

(1)
The convertible promissory notes have been cancelled as consideration for convertible bonds.

Item 8.    Exhibits and financial statement schedules.

  (a)
  Exhibits

        See Exhibit Index beginning on page II-6 of this registration statement.

  (b)
  Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined Financial Statements or the Notes thereto.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People's Republic of China, on November 6, 2014.

eHi CAR SERVICES LIMITED
By:	/s/ RAY RUIPING ZHANG Name: Ray Ruiping Zhang Title: Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on November 6, 2014.

Signature	Title

/s/ RAY RUIPING ZHANG Name: Ray Ruiping Zhang	Chairman and Chief Executive Officer (Principle executive officer)
* Name: Leo Lihong Cai	Director and Executive Vice President of Sales and Marketing
* Name: JP Gan	Director
* Name: John Zagula	Director
* Name: Gregory Robert Stubblefield	Director
* Name: William W. Snyder	Director
* Name: James Jianzhang Liang	Director

Signature	Title

* Name: Qian Miao	Director
/s/ COLIN CHITNIM SUNG Name: Colin Chitnim Sung	Chief Financial Officer (Principle financial and accounting officer)
* Name: Giselle Manon Title: Service of Process Officer	Authorized U.S. Representative on behalf of Law Debenture Corporate Services Inc.

*By:	/s/ RAY RUIPING ZHANG Name: Ray Ruiping Zhang Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement
3.1	†	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	†	Form of Ninth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon completion of the initial public offering)
4.1		Registrant's Form of American Depositary Receipt (included in Exhibit 4.3)
4.2	†	Registrant's Specimen Certificate for Class A Common Shares
4.3		Form of Deposit Agreement among the Registrant, the depositary and owners and beneficial owners of the American depositary shares issued thereunder
4.4	†	Third Amended and Restated Investors' Rights Agreement dated December 11, 2013 among the Registrant and its shareholders
4.5	†
Share Purchase Agreement for the Issuance of Series C Preferred Shares dated August 26, 2010 between the Registrant, its shareholders and certain other parties thereto and its amendments dated August 12, 2014
4.6	†
Share Purchase Agreement for the Issuance of Series D Preferred Shares dated March 26, 2012 between the Registrant, its shareholders and certain other parties thereto and its amendments dated August 12, 2014
4.7	†
Share Purchase Agreement for the Issuance of Series E Preferred Shares dated December 11, 2013 and its amendment dated February 25, 2014 between the Registrant, its shareholders and certain other parties thereto
4.8	†	Share Purchase Agreement for the Issuance of Additional Series E Preferred Shares dated April 16, 2014 between the Registrant, its shareholders and certain other parties thereto
5.1	†	Opinion of Maples and Calder regarding the validity of common shares being registered
8.1	†	Opinion of O'Melveny & Myers LLP regarding certain U.S. tax matters
8.2	†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.3	†	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC tax matters
10.1	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2	†	Form of Employment Agreement between the Registrant and its officers
10.3	†	Amended and Restated 2010 Performance Incentive Plan
10.4	†	Form of 2014 Performance Incentive Plan
10.5	**	Global Affiliation Agreement dated March 28, 2012 between the Registrant and Enterprise Holdings (China) LLC
10.6	†	Warrant issued to Crawford Group, Inc. for the purchase of up to 1,500,000 common shares dated March 28, 2012 and the amendment dated December 11, 2013

Exhibit Number		Description of Document
10.7	†	English translation of the Exclusive Technical Services and Consulting Agreement dated March 13, 2014 between Shanghai eHi Car Rental Co., Ltd. and Shanghai eHi Information Technology Service Co., Ltd.
10.8	†	English translation of the Loan Agreements dated March 10, 2014 between Shanghai eHi Car Rental Co., Ltd. and individual shareholders of Shanghai eHi Information Technology Service Co., Ltd.
10.9	†	English translation of the Equity Pledge Agreements dated June 30, 2014 between Shanghai eHi Car Rental Co., Ltd. and individual shareholders of Shanghai eHi Information Technology Service Co., Ltd.
10.10	†
English translation of the Call Option and Cooperation Agreement dated March 13, 2014 between Shanghai eHi Car Rental Co., Ltd. and individual shareholders of Shanghai eHi Information Technology Service Co., Ltd.
10.11	†
English translation of the Agreement on Authorization to Exercise Shareholder's Voting Power dated March 13, 2014 between Shanghai eHi Car Rental Co., Ltd. and individual shareholders of Shanghai eHi Information Technology Service Co., Ltd.
10.12	†	Form of Subscription Agreement between the Registrant and concurrent private placement investors
10.13	†	English translation of the framework loan facility agreement dated October 30, 2014 between Shanghai eHi Car Rental Co., Ltd. and Ctrip Travel Information Technology (Shanghai) Co., Ltd.
16.1	†	Letter from Deloitte Touche Tohmatsu Certified Public Accountants LLP regarding change in certifying accountant
21.1	†	List of Subsidiaries of the Registrant
23.1	†	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm
23.2	†	Consent of O'Melveny & Myers LLP (included in Exhibit 8.1)
23.3	†	Consent of Grandall Law Firm (Shanghai) (included in Exhibit 99.2)
23.4	†	Consent of Maples and Calder (included in Exhibit 5.1)
23.5	†	Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.
23.6	†	Consent of Andrew Xuefeng Qian
23.7	†	Consent of David Jian Sun
23.8	†	Consent of Ronald Meyers
24.1	†	Power of Attorney (included on signature page)
99.1	†	Code of Business Conduct and Ethics of the Registrant
99.2	†	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC law matters

†
Filed previously.

**
Confidential treatment is being requested for certain confidential portions of this exhibit that have been redacted pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been filed separately with the Commission.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of directors and officers.
  Item 7. Recent sales of unregistered securities.
  Item 8. Exhibits and financial statement schedules.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX